NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports 9th Consecutive Quarter of Year-Over-Year Sales Improvement

Spartanburg, South Carolina, April 20, 2012...Synalloy Corporation (Nasdaq:SYNL), a producer of stainless steel pipe, fabricator of stainless and carbon steel piping systems, and producer of specialty chemicals, announces that the first quarter of 2012 produced net sales of $47,372,000, up 11% compared to net sales of $42,742,000 for the first quarter of 2011.  Net earnings for the first quarter of 2012 were $1,337,000 or $0.21 per share. This compares to net earnings of $2,500,000, or $0.39 per share for 2011’s first quarter. Inventory losses in our Metals Segment had a negative impact on the Company’s reported earnings in this year’s first quarter, while inventory profits increased the Company’s reported earnings in the first quarter of last year. The approximate effect of inventory losses on this year’s first quarter was to reduce reported earnings by $0.09 per share, while the inventory profits increased reported earnings in the first quarter of last year by $0.03 per share.

Metals Segment

Sales in the first quarter of 2012 totaled $36,022,000, an increase of 15% over the same quarter last year. Operating income was $1,571,000 and $3,955,000 for the first quarters of 2012 and 2011, respectively. The sales increase resulted from a 19% increase in unit volumes partially offset by a 4% decrease in average selling prices. The Segment experienced a favorable product mix for the first quarter with higher priced non-commodity unit volume increasing 48% while commodity unit volume increased 5%. The volume growth was due to continued strength in special alloys and non-commodity stainless steel pipe as projects and distributor restocking remain strong. The Segment is also focusing on international sales efforts, which continue to show year over year sales growth.

Operating income for the first quarter declined from the same period last year due to two factors:

a)
Declining nickel prices resulted in inventory losses in the first quarter of this year of approximately $907,000.  For the same period last year, rising nickel prices produced inventory profits of $308,000.  The impact to reported earnings was a negative swing of approximately $0.12 per share.

b)
In the first quarter of the prior year, operating income for our fabrication unit was favorably affected by higher unit selling prices associated with the completion of several large scale lump-sum jobs.

Demand for our manufactured pipe remains relatively strong, while the fabrication unit continues to deal with excess industry capacity and margin compression.

Specialty Chemicals Segment

Sales for the Specialty Chemicals Segment in the first quarter of 2012 were $11,350,000 which was relatively unchanged when compared to the same quarter of 2011. Even though selling prices increased 10% during the first quarter of 2012 compared to the same quarter of 2011, pounds shipped during the same period were down 9%. Operating income for the first quarter of 2012 was $1,129,000, up 46% from 2011. The increase in operating income resulted from the Segment being able to pass raw material price increases along to their customers, a change in product mix during the first quarter of 2012 to higher margin products and a focus on controlling operating and support costs.

Other Items

Unallocated corporate expenses decreased $34,000 for the first quarter 2012 to $731,000 compared to the same quarter a year ago primarily due to lower professional fees combined with lower medical and general insurance costs. Other income is comprised of life insurance proceeds received in excess of its cash surrender value for a former officer of the Company.

The Company’s cash balance was relatively unchanged during the first quarter of 2012, increasing from $110,000 at the end of 2011 to $115,000 as of March 31, 2012. As a result of the higher Metals Segment sales activity during the first quarter of 2012, compared to the fourth quarter of the prior year, with a significant portion of the increase occurring in the last half of the quarter, accounts receivable increased at March 31, 2012 by $6,039,000. Even though inventory for the first quarter increased $764,000, raw material purchases increased significantly in March 2012 in support of projected 2012 sales requirements. This resulted in accounts payable increasing by $5,011,000 at the end of the first quarter of 2012 compared to the prior year-end balance. Capital expenditures for the first quarter of 2012 were $525,000 and the Company received life insurance proceeds of $734,000 for a former officer of the company. These items contributed to the Company having $6,683,000 of bank debt outstanding as of March 31, 2012.

Outlook

Management is pleased with the on-going performance of its Metals and Chemicals Segments. Improvements in sales volumes, cost efficiencies and product mix should continue into the next several quarters.

The Metals Segment’s business is highly dependent on its customers’ capital expenditures which have just begun to show improvement. Excess capacity in the pipe manufacturing industry continues to present a difficult operating environment. Stainless steel surcharges, which affect our costs of raw materials and selling prices, decreased during the first quarter of 2012 but have stabilized in recent weeks. We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe which should serve us well in the long run. Our market position remains strong in the commodity pipe market and we are experiencing an upswing in project and special alloy demand. We also continue to be optimistic about the fabrication business over the long term. Approximately 67% of fabrication’s current backlog comes from paper and wastewater treatment projects with chemical projects accounting for an additional 19%. Total fabrication backlog was $16,443,000 at March 31, 2012, $22,743,000 at December 31, 2011 and $27,842,000 at April 2, 2011. We estimate that approximately 80% of the backlog should be completed over the next 12 months.

In early April, the Fabrication unit booked a $6.0 million project and has several other prospects that we hope to obtain in the near future.  We are pleased with the increase in sales activity generated by the Fabrication unit and are optimistic about rebuilding the backlog.

Specialty Chemicals Segment’s sales continue to show improvement into the second quarter of 2012, building on the trend started in the fourth quarter of 2011.  The Company expects sales levels to continue to improve throughout the remainder of 2012 as the result of aggressive product pricing. Management expects operating margins to hold steady at current levels in spite of the anticipation of raw material price increases over the next quarter.  As reported in the fourth quarter of 2011, the new defoamer project is on track and continues to have the potential for a significant impact on sales and profitability for 2012.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED
(unaudited)	Mar 31, 2012	Apr 2, 2011

Net sales
Metals Segment	$36,022,000	$31,417,000
Specialty Chemicals Segment	11,350,000	11,325,000
	$47,372,000	$42,742,000
Operating income
Metals Segment	$1,571,000	$3,955,000
Specialty Chemicals Segment	1,129,000	773,000
	2,700,000	4,728,000
Unallocated expenses
Corporate	731,000	765,000
Interest and debt expense	46,000	29,000
Other income	(135,000)	-

Income before income taxes	2,058,000	3,934,000
Provision for income taxes	721,000	1,434,000

Net income	$1,337,000	$2,500,000

Net income per common share:
Basic	$0.21	$0.40
Diluted	$0.21	$0.39

Average shares outstanding:
Basic	6,329,000	6,296,000
Diluted	6,379,000	6,338,000

Backlog-Fabrication	$16,443,000	$27,842,000

Balance Sheets	Mar 31, 2012	Dec 31, 2011
(unaudited)

Assets
Cash	$115,000	$110,000
Accounts receivable, net	32,621,000	26,582,000
Inventories	43,827,000	43,063,000
Sundry current assets	4,132,000	4,883,000
Total current assets	80,695,000	74,638,000
Property, plant and equipment, net	18,496,000	18,714,000
Other assets	4,986,000	5,564,000

Total assets	$104,177,000	$98,916,000

Liabilities and Shareholders' Equity
Accounts payable	$18,054,000	$13,043,000
Accrued expenses	6,098,000	5,251,000
Total current liabilities	24,152,000	18,294,000
Long-term debt	6,683,000	8,650,000
Other long-term liabilities	3,353,000	3,353,000
Shareholders' equity	69,989,000	68,619,000

Total liabilities & shareholders' equity	$104,177,000	$98,916,000